Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

1st CONSTITUTION BANCORP

Pursuant to Section 14A:7-2(4) of the
New Jersey Business Corporation Act

The undersigned DOES HEREBY CERTIFY:

FIRST:  That the name of the corporation is 1st CONSTITUTION BANCORP.

SECOND:  That the following resolutions were duly adopted by the Board of Directors (the “Board”) of 1st Constitution Bancorp, a New Jersey corporation (hereinafter called the “Corporation”), at a meeting duly convened and held on December 18, 2008, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the number of shares constituting the “Series A Junior Participating Preferred Stock” shall be increased from 28,966 to 40,000 and the Certificate of Incorporation shall be amended to reflect such change.

THIRD:  That the Certificate of Incorporation is amended so that the number of shares of Series A Junior Participating Preferred Stock acted upon in the foregoing resolution are as stated in the foregoing resolution.

IN WITNESS WHEREOF, 1st Constitution Bancorp has caused this Certificate of  Amendment to be signed by Robert F. Mangano, its President and Chief Executive Officer, this 18th day of December, 2008.

1st CONSTITUTION BANCORP

By:	/s/ Robert F. Mangano
Robert F. Mangano
President and Chief Executive Officer